Exhibit 10.17

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

ZTE/Acacia Confidential▲

Agreement No:

ZTE Kangxun Telecom Co. Ltd

GENERAL CONDITIONS OF PURCHASE

(Applicable for Purchasing from Overseas Suppliers)

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GENERAL CONDITIONS OF PURCHASE

1.	Buyer and Other Definitions	4

2.	Acceptance and Terms and Conditions:	4

3.	Purchase Order	4

4.	Shipping Information	5

5.	Terms of Payment	5

6.	Terms of Delivery	6

7.	Lead Time	6

8.	PO Reschedule and Cancel	6

9.	Tender/Bid	6

10.	Pricing	7

11.	Forecast and Inventory	8

12.	Delivery	8

13.	Inspection, Acceptance and Rejection	9

14.	Quality Control and Quality Issues Handling	10

15.	Spate Parts and Service	12

16.	NPI (New Product Introduction)	12

17.	License Grant (Not applicable for hardware purchase only)	12

18.	Software Updates and Upgrades (Not applicable for hardware purchase only)	13

19.	Important Information Exchange	13

20.	Trademarks	13

21.	Warranties	13

22.	Publication	15

23.	Records and Audits	15

24.	Default and Indemnifications	15

25.	Product/Process Change Notice (“PCN”)	17

26.	Product Recall	18

27.	Non-Infringement of Intellectual Property Rights	19

28.	Intellectual Property Rights	20

29.	Non-Assignment	20

30.	Confidentiality	20

31.	Force Majeure	21

32.	Disputes Resolution	21

33.	Applicable Laws	22

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34.	Effective Period, Modification and Termination	22

35.	Entire Agreement	24

36.	Limitation of Liability	24

37.	Terms of [**]	25

38.	Appendixes	25

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GENERAL CONDITIONS OF PURCHASE

This “General Conditions of Purchase” (also referred to as, the “Agreement”) is made as of October     , 2010 (the “Effective Date”) by and between ZTE Kangxun Telecom Co. Ltd., with its registered address at Plant No. 1, Da Mei Sha, Yan Tian District, Shenzhen, P.R.China (hereafter “Buyer”) and Acacia Communications, Inc., with its registered address at Three Clock Tower Place, Suite 210, Maynard, MA 01754, USA (hereafter “Supplier”).

1.	Buyer and Other Definitions

In the General Conditions of Purchase, Buyer is defined as ZTE Kangxun Telecom Co. Ltd.

2.	Acceptance and Terms and Conditions:

This “GENERAL CONDITIONS OF PURCHASE”, including any exhibit contained herein, along with the Framework Contract or Purchase Contract and Purchase Order (PO) as stipulated in Section 9 Tender/Bid, shall be deemed collectively as a Contract. Written acceptance of the PO or commencement of performance of the work specified in the PO shall be deemed acceptance of the Contract. This “GENERAL CONDITIONS OF PURCHASE” does not, expressly or impliedly, constitute an acceptance by Buyer of any Supplier’s offer to sell, quotation, or proposal, nor any intent or indication by Buyer to be bound by any such offer, quotation or proposal. Buyer is not committed to purchase any products, equipment and/or services (the “Product(s)”) except for such Products and in such quantity as may be specified in PO. ANY AMENDMENT hereto SHALL BE signed by representatives duly authorized BY BOTH PARTIES IN WRITING.

3.	Purchase Order

(a) The detailed purchase items are stipulated in the PO. The items include, but are not limited to: PO number, Buyer’s Part/Number (P/N), Supplier’s P/N, Product name, specification, quantity, price, delivery time. Supplier shall sign and stamp the received PO to confirm acceptance, and send it back to Buyer within [**] working days after the PO is received and then Buyer will stamp the PO. The PO will become effective after Buyer has stamped it. Supplier shall not reject any PO which complies with the terms and conditions in this document. Each party agrees that the delivery of the PO by facsimile shall have the same force and effect as delivery of original PO with signatures and that each party may use such facsimile signatures as evidence. In such case, the Supplier shall deliver the accepted PO with original signature to the Buyer after facsimile.

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(b) In the event Supplier fails to accept or reject the PO within the agreed upon time frame or gives no response on Buyer’s documental inquiry within [**] days period on more than [**] occasions during any consecutive [**] months period, Buyer reserves the right to terminate the Contract.

4.	Shipping Information

The shipping information is as follows:

(a)	Ship-to address: [**]

(b)	Bill-to address: [**]

5.	Terms of Payment

The terms of payment will be T/T [**] days after Buyer’s Delivery Inspection. (after month close). In the event Supplier has not received payment as agreed, Supplier will notify Buyer to make prompt payment. One original and two copies of invoices are required by Buyer for each shipment. The invoices shall be made by Supplier itself and attached to the delivered goods. The information showed on the invoice shall include, without limitation: Supplier name, PO number, Buyer P/N, Supplier P/N, Products name, quantity, unit price, total amount, currency and receiving bank account. All amounts due hereunder shall be paid in US dollars at Supplier’s address (or, at its option, to an account specified by Supplier).

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6.	Terms of Delivery

[**]

The terms shall be subject to the “International Rules for the Interpretation of Trade Terms” (INCOTERMS2000) provided by International Chamber of Commerce (ICC) unless otherwise stipulated herein.

7.	Lead Time

Buyer shall place PO in advance according to the lead time agreed upon mutually between the parties. Supplier shall try to reduce lead time as much as possible. In the event Buyer places PO of which regular lead time is not enough due to urgent demand, Supplier shall do its best to meet Buyer’s demand. If the delivery cannot be available with Supplier’s effort, Supplier will show the earliest delivery date on the PO when it is accepted.

8.	PO Reschedule and Cancel

Buyer can reschedule or cancel the unimplemented PO outside the PO reschedule and cancel windows [**]. Reschedule window is a period of time before the confirmed delivery date for a specific PO, within which the Buyer cannot reschedule the PO. Cancel window is a period of time before the confirmed delivery date for a specific PO, within which the Buyer cannot cancel the PO.

The lead time, reschedule and cancel windows might be different in respect of different product family offered by Supplier, a detailed table which stipulates the specific lead time, reschedule and cancel windows of different product family will be attached as Appendix 1 of this “General Conditions of Purchase”.

9.	Tender/Bid

(a) According to forecast quantity in a period, Buyer allocates supply share by means of competitive bidding. The evaluating factors include but not limited to Supplier’s Product price, historical quality record, and delivery and service performance.

(b) Considering the bidding results, and/or upon agreement by negotiation, Buyer and Supplier may sign a framework contract (“Framework Contract”) or purchase contract (“Purchase Contract”). The Framework Contract or Purchase Contract shall be based on this “General

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Conditions of Purchase”. The parts list, forecast quantity, and price will be stipulated in the Framework Contract or Purchase Contract. Each specified PO Buyer places to Supplier will be governed by the Framework Contract or Purchase Contract and the General Conditions of Purchase except otherwise specified in this Contract or agreed upon by both parties in writing.

(c) Once Supplier gets bidding share, Supplier shall implement it and non-fulfillment is not allowed.

10.	Pricing

(a) Supplier offers Products to Buyer according to price in PO. The price stipulated in PO is the only basis for which the Buyer pays Supplier, and is not amendable unilaterally. Both parties agree to keep the PO price confidential according to the terms of the Non-Disclosure Agreement currently in effect.

(b) Quotation must be offered by the persons authorized by Supplier in the way acceptable to Buyer. The prices quoted shall constitute the entire consideration to Supplier for the Products and their boxing, crating and other packaging. Shipping terms will be included with the quotation and no other charge shall be made therefore. The quotation Supplier offers to Buyer should be based on honesty.

(c) [**].

(d) If actual quantity of goods purchased by Buyer grows far beyond the quantity of goods forecast by Buyer, Buyer has the right to ask Supplier to adjust the price to a more favored level.

(e) Supplier agrees if Supplier reduces its price to bid during the bidding organized by Buyer, when the bidding project is closed, the price of the material in Supplier’s all unfulfilled POs under which the Supplier has not delivered the Products to the designated address shall be updated to the lower price bid by the Supplier. The updating will be done automatically by Buyer’s IT system. After price updating, both parties shall perform the POs with the updated price.

(f) The Price mentioned above is applicable for all the Purchase Orders issued by the Buyer with respect to the Products covered under this Agreement during the term. Buyer shall have the right to review with the Supplier, the Unit Prices/Prices and arrive at freshly mutually agreed Unit Price/Prices for any Subsequent Purchase Order(s). However such right to review the

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Prices shall only be with Buyer and Buyer if so desirous may issue Subsequent Purchase Orders at the Price already being agreed for which the Supplier agrees not to raise any objections with respect to said level of pricing.

11.	Forecast and Inventory

(a) Buyer provides Supplier with a [**] weeks’ rolling forecast which is updated [**]. The forecast information Buyer provides to Supplier is only for reference usage and shall in no event be construed as an obligation of purchase.

(b) Supplier shall be well prepared for each forecasted delivery item, and maintain buffer inventory for long lead time parts to ensure meeting Buyer’s normal and urgent demand.

(c) In the event Buyer requires Supplier to set up VMI (Vendor Managed Inventory) or JMI (Joint Managed Inventory), Supplier shall do its best to meet Buyer’s requirement.

12.	Delivery

(a) Time is of the essence under this Contract. Except for Buyer’s written consent, the delivery time cannot be delayed. Delivery in advance shall be no more than [**] days prior to the delivery date, relating to every specific PO, stated in Buyer’s e-business website.

(b) Supplier agrees to prepare all documents and materials regarding law, regulation, import/export license, and other administration needed for shipping Products to the delivery place stipulated in Section 6. When make each shipment, Supplier should login Buyer’s e-business website to feedback shipment information. For avoidance of doubt, as the Products may need to [**], the Supplier is required to deliver the Products [**] at the place stated in Section 6. The Supplier should obtain any necessary export license or other documentation prior to the delivery of Products and inform the Buyer of such information. The Buyer should provide necessary assistance for the Supplier’s application.

(c) If Supplier for any reason anticipates that deliveries will not be made as required, it shall immediately give Buyer written notice setting forth the details and plan for corrective action. Such data shall be informational only and shall not be construed as a waiver by Buyer of any delivery schedule or of any such rights or remedies. If delay or inability to perform arises from interruption of supply or scarcity of raw materials or parts used by Supplier, Buyer’s orders shall be given priority in production scheduling to the same extent as Supplier’s other strategic partners.

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(d) Once Products have passed Buyer’s Delivery Inspection, which will be promptly confirmed and publicized on the Buyer’s website, ownership and risk of Products shall be transferred to Buyer.

(e) All Products shall be packed by Supplier in suitable containers with sufficient protection together with proper and necessary marks during shipment and storage. The package shall be reasonably suitable to prevent Products from damages caused by moisture, vibration or contamination. The marks shall include but not limited to shipping mark, Indicative Mark, Warning Mark. Supplier will be liable for any damages to the Products prior to delivery due to insufficient packaging or improper marks by Supplier.

(f) Supplier is required to print Buyer’s barcode labels from Buyer’s e-business website and stick them to the minimum packages of delivered goods. Information on Supplier’s container labels will include, without limitation: Supplier name, Supplier P/N, Buyer P/N, PO number, production lot number, quantity, weight, carton number. Products delivered shall be attached with packing list and three copies of invoices.

13.	Inspection, Acceptance and Rejection

(a) All Products covered by this Contract shall be received subject to Buyer’s right of inspection, count, testing (which shall be completed within [**] working days after delivery, “Delivery Inspection”), and rejection in accordance with Section 13(c). Supplier shall provide and maintain inspection/quality and process control systems reasonably acceptable to Buyer for production of the Products. Records of all inspections by Supplier shall be kept complete and available to Buyer during the performance of this Contract or for such longer period as may be required by law. Buyer may inspect Products at Supplier’s plant and any other place of manufacture at any time without waiving its right subsequently to reject or revoke acceptance of such Products for any defects.

(b) Delivering Products to Buyer doesn’t mean Buyer’s final acceptance. The Products are just in a stage of delivery inspection according to respective specifications and criteria. Payment for Products delivered hereunder shall not constitute acceptance thereof, and all

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payments against documents shall be made with a reservation of rights by Buyer for defects in Products or documents, including, without limitation, defects apparent on the face thereof. Failure of Buyer to inspect shall not relieve Supplier from any of its responsibilities hereunder. Buyer, at its expense, shall furnish, or cause to be furnished, facilities and assistance reasonably necessary to ensure the safety and convenience of any such inspections.

(c) When the Products do not pass delivery inspection, Buyer shall inform Supplier the delivery inspection result within [**] working days following the Products receiving date. For avoidance of doubt, passing the delivery inspection including the LAR (Lots Accepted Rate) inspection only means the Buyer’s acceptance on the package and quantity of Products, and does not constitute the Buyer’s acceptance on the quality of Products and will not relieve Supplier of any inability for defects.

For the product that Supplier provides to Buyer in batch, LAR shall be no less than [**]%.

LAR =	Number of qualified batches in IQC during each statistic period
Number of delivery batches during each static period

IQC: Incoming Quality Control.

If any of the Products are found at any time, whether during or after examination, to be defective in design, materials or workmanship or otherwise to be not in conformity with the requirements of this Contract, including any applicable specifications, samples, drawings, designs, plans or instructions, Buyer, in addition to such other rights as it may have under this Contract, at law and/or in equity, at its option may: (a) reject the whole batch and Supplier shall be liable for recovery and replacement of Products within [**] working hours; (b) require Supplier to inspect Products and remove and replace nonconforming Products with Products conforming to this Contract. Buyer may at its option inspect, sort, remove, correct and replace such Products and Supplier shall pay the actual cost thereof. If any Products are rejected, Buyer will deduct from the current invoice of Supplier the cost of rejected Products.

14.	Quality Control and Quality Issues Handling

(a) In the event quality problems of Products are found, whether in production or application, Supplier shall respond within [**] working hours, feedback the action plan within [**] working hours and provide failure analysis report within [**] working days. Supplier will

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replenish the material firstly and make efforts not to impact Buyer’s production and application. Then Supplier shall conduct failure analysis on defect samples and provide Buyer the failure analysis report and corrective action report.

(b) Supplier shall provide and maintain an inspection/quality control system reasonably acceptable to Buyer covering the Products and shall tender to Buyer for acceptance only Products that have been inspected in accordance with the inspection system and have been checked by Supplier to be in conformity with Order requirements.

(c) Supplier shall combine the quality target required by Buyer with the aims of ISO9000 quality management system, implement internal control and evaluate the rationality and perform ability of the quality target annually, and upon request, feedback the evaluation result to Buyer.

(d) When necessary, Buyer may audit Supplier’s quality assurance system on Supplier’s premises, and Buyer shall comply with all security, safety and confidentiality requirements applicable to such facility. Supplier shall furnish, without additional charge, all reasonable facilities and assistance for the auditing personnel to perform their duties safely and conveniently.

(e) Supplier shall permit and obtain from its sub-suppliers the right for Buyer or its agents to enter Supplier’s and sub-suppliers’ premises at reasonable times to determine Supplier’s adherence to this Contract, and Buyer shall comply with all security, safety and confidentiality requirements applicable to such facility. This provision shall include the right to inspect and test all Products, tooling and workmanship. However, the failure of the Buyer to test or inspect will neither relieve Supplier of any liability for defects, nor create any liability on the part of Buyer for non-inspection.

(f) Buyer’s testing of any kind of Products, whether for performance or reliability, shall not negate, diminish or relieve Supplier’s obligation or responsibility existing at law or under this Contract.

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15.	Spare Parts and Service

Supplier shall guarantee that all spare parts, module or goods required for the Products will be produced or available in the market for a minimum period of [**] years from the date of passing the inspection.

Supplier shall provide Buyer the technical service and support, which include, without limitation: samples, Products technical document, quality certification, training, technical consulting, necessary develop tools and software. In the event Buyer requests the technical service and support, Supplier shall respond within [**] working hours.

16.	NPI (New Product Introduction)

(a) Sample: Before providing sample, Supplier shall ensure that every index is in accordance with the specification (including the local and international industry standard or the specification from Buyer), except special indication by Buyer with written record. The specification and test report including sample’s dimension, index, performance and reliability shall be provided with the sample.

(b) Pilot Run: After the sample having been approved with the sample approval report, Supplier shall do the trial-production for pilot to evaluate the working procedure capability. After eligibility is confirmed, the trial-production sample shall be provided to Buyer for confirming. The specification and test report including sample’s dimension, index, performance and reliability shall be provided with the trial-produce sample.

(c) Batch Approve: Supplier warrants that the batch production will be held until the sample and trial-production product have been approved by Buyer. The quality of the batch product shall not be lower than that of the sample.

17.	License Grant (Not applicable for hardware purchase only)

Subject to the terms and conditions in the Contract, Supplier hereby grants Buyer a non-exclusive, worldwide, non-transferable license to:

(i)	Use and copy Internally licensed software solely in order to perform this Contract;

(ii)	Use, make, import, offer for sale, sublicense, sell or otherwise commercially distribute such license software world-wide to Buyer’s customers;

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Other than the specific license granted herein, Licensee has no rights, by license or otherwise, to use, copy, sublicense, duplicate and/or distribute the licensed software, in whole or in part.

18.	Software Updates and Upgrades (Not applicable for hardware purchase only)

(a) Software Maintenance Updates. Supplier shall provide Buyer [**] software maintenance updates (i.e. bug fixes) during the warranty period. Supplier shall supply Buyer software maintenance updates in electronic format suitable for dissemination by Buyer via the internet and CD ROM. During the warranty period, whenever a software maintenance update requires the use of a software upgrade, Supplier, at its option, will provide Buyer either with the patch allowing such software maintenance update or with the software upgrade [**].

(b) Software Upgrade Releases. New software upgrade releases for the Supplier’s Products will be offered to Buyer [**] during the warranty period and at prices negotiated and agreed upon in good faith between the Parties after expiration of the warranty period.

19.	Important Information Exchange

Both Supplier and Buyer will notify each other in writing immediately when event occurs which may impact significantly the implementation of the Contract hereunder. Both parties shall make efforts to reduce any losses to each other.

20.	Trademarks

The names and trademarks of each party and its affiliates shall remain the sole and exclusive property of that party or its affiliates and shall not be used by the other party for any purpose whatsoever unless authorized expressly by the owning party.

21.	Warranties

Supplier warrants that:

(a) All Products will be free of any claim of any nature by any third party and that Supplier will convey unencumbered and clear title to Buyer;

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(b) All documents and information provided to Buyer relating to Products delivered hereunder are real and correct;

(c) All Products sold to Buyer will be new, merchantable, fit and sufficient for Buyer’s particular purpose and will contain new parts and components and be free from all defects, whether latent or patent, in design, workmanship and materials, and shall comply with all applicable national, state and local laws, rules and regulations to which it is, or becomes subject, that are specifically identified in the PO.

(d) All Products delivered hereunder will comply with related standards of safety, and related standards of environment protection, including but not limited to, not containing and not manufactured using ozone depleting substances as defined by the Montreal Protocol and as required by the RoHS Directive. “RoHS Directive” means Directive 2002/95/EC on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, O.J. (L 19) (Jan. 27, 2003), as amended, and applicable European Union Member State implementing legislation and regulation, as may be amended or modified from time to time.

(e) Supplier further warrants that all Products will strictly conform to the Specification, for a period of [**] months from Delivery Inspection by Buyer. Any goods repaired or replaced or service re-performed under this provision shall be warranted for a period of another [**] after re-delivery.

(f) The above warranties shall be deemed to cover the Products which are procured by Supplier from its sub-suppliers. To the maximum extent permitted, Supplier hereby extends to Buyer any and all warranties received from Supplier’s sub-suppliers and agrees to enforce such warranties on Buyer’s behalf. All of Supplier’s warranties shall run collectively and separately to Buyer, its successors, and permitted assigns, customers and users of Products sold by Buyer.

(g) The foregoing warranties shall survive Buyer’s inspection, acceptance, sale and use of the Products. The warranties contained in this section shall be in addition to, and shall not be construed as restricting or limiting any warranties or remedies of Buyer which are provided by contract or law.

(h) These warranties shall not apply to any Product that was (a) used, handled, transported, operated, maintained or stored improperly provided that the product failure arises

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exclusively due to such verifiable improper use, handling, transportation, operation, maintenance or storage, or in any manner not in accord with Supplier’s written instructions or industry standard practices or (b) repaired, altered or modified other than by Supplier or its authorized agents.

(i) EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 21, ALL PRODUCTS AND SERVICES ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND. SUPPLIER HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE.

22.	Publication

Without Buyer’s prior written consent, Supplier shall not advertise, promote, or publish the fact that Buyer has contracted to purchase Products from Supplier, not disclose information relating to this Contract and not use the name of Buyer or any of Buyer’s customers in advertising or any other publications.

23.	Records and Audits

Buyer has the right at any reasonable time and upon reasonable notice to verify any data Supplier has submitted under this Contract, including requesting financial information of Supplier, its sub-suppliers and its affiliates.

24.	Default and Indemnifications

(a) The Buyer reserves the right, without inability, to take any or all of the following actions if for any reason Supplier does not comply with substantially its delivery obligations: (i) Terminate the unfilled relevant items on PO without any payment; (ii) Terminate the unfilled relevant items on PO, purchase replacements for the unfilled relevant items on the PO elsewhere and Supplier will be liable for actual and reasonable additional procurement costs that Buyer incurs; (iii) Require Supplier to specify faster freight, and/or to do whatever is necessary to avoid the delay, and to pay any and all transportation charges, concessions to Buyer’s customers, liquidated damages, and any other costs and expenses incurred by Buyer; (iv) Charge 0.1% of the total amount of each Purchase Order as liquidated damages for each day delayed;(v) Claim for other losses and damages that cannot be covered by the liquidated damages and take other actions that is lawful, fair and in accordance with this Contract.

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(b) In the event Products fail to meet the Specification, or the defect rate is higher than the respective criteria, or is not in accordance with the warranty, Buyer reserves the right to choose a remedy measure (repairing Products, replacing Products or refunding payments). Supplier should send the repaired or replaced Products to Buyer in time and be responsible for the charges needed. If Supplier cannot repair or replace the Products promptly, Buyer reserves the right to dispose of the Products or return them, and Supplier should refund the Buyer the contract amount of such Products and indemnify Buyer for actual and reasonable costs and charge of disposal and return. Supplier is liable to take back the rejected Products from Buyer’s warehouse, and Buyer shall render reasonable access, cooperation and assistance.

(c) In the event Supplier’s Products fail to pass Buyer’s inspection and Supplier can not replenish the needed quantity in time, Buyer may make a waive decision and ask for a price discount from Supplier.

(d) In the event Supplier’s Products cause economic loss to Buyer and is confirmed as quality problem that Supplier’s Products can not meet the Specification, Buyer reserves right to claim for damages for bodily injury and damages to real property and tangible personal property due to quality problem.

(e) In the event loss has been brought or will be brought to Buyer because of Supplier’s failure to execute the warranty specified in item 21 of this “General Conditions of Purchase”, Buyer reserves the right to claim for compensation from Supplier in relation to non-conforming Products, and terminate the Contract and any unimplemented PO.

(f) Should Supplier breach any section of this Contract, including any delay in shipping resulted from the fault or negligence of Supplier, Buyer shall have the right immediately to terminate this Contract without further obligation or liability and shall have all remedies available to it under this Contract, at law, or in equity. If Buyer fixes an additional period for Supplier to cure such breach, Buyer may exercise the right above after the expiration of the period if that breach remains uncured.

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(g) The Buyer is entitled to take any or all of the above remedies according to real situation. The foregoing right should not limit Buyer’s other legal remedy under contract and/or applicable law, subject to all terms and conditions of this Contract.

25.	Product/Process Change Notice (“PCN”)

(a) Supplier shall notify Buyer through Buyer’s PCN platform [**] of any and all proposed changes in design, material, procedure, specification, test method, plant location, packing and shipping for Product, With Buyer’s consent (which consent shall not be unreasonably delayed, conditioned or withheld) the changes may be implemented and it shall be noted on the bill of delivery for the [**] times.

PCN notice shall include but not limit to: PCN number, release date; Specific reason for changes in detail; Explanation for changes and its affect in detail; Date of take effect; P/N list of being affected material; Supplier’s data and report for changes; Demands for customers’ feedback; Data for providing the changed sample; The last date of receiving an order, the last date of shipment, and the attached items in the last PO; Complaint or feedback method for customer.

PCN including the changes in material, its relative data and information should keep in accordance with the following PCN procedure:

1) Discontinue the manufacture and/or sale of any Product: Supplier shall give the notice about the information at least [**] months in advance.

2) Update of version or model: Supplier shall give the notice about the information at least [**] months in advance.

3) Changes in production plant: Supplier shall give the notice about the information at least [**] months in advance.

4) Changes in main process or procedure: Supplier shall give the notice about the information at least [**] in advance.

5) Changes in main equipment or facility: Supplier shall give the notice about the information at least [**] in advance.

6) Supplier shall give notice about the reproduction at least [**] in advance if the equipment or facility is out of use for more than [**] months.

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7) Changes in main raw material or accessories: Supplier shall give the notice about the information at least [**] in advance.

8) Changes in design or parameter: Supplier shall give the notice about the information at least [**] in advance.

9) Changes in appearance (including outlook, size, tolerance, color, logo, surface material, packing, etc.), Supplier shall give the notice about the information at least [**] in advance.

10) Changes in RoHS or environment protection: Supplier shall give the notice about the information at least [**] months in advance.

11) Changes occasionally: The notice about the information shall be given before delivery at latest.

12) Other Changes for inform: The notice about the information shall be given before delivery at latest.

The Supplier shall comply with the PCN procedure timely and strictly. In case any damages arising, which related to the product quality and/or delivery and/or service of Buyer, is due to the Supplier’s non-performance and/or improper performance of its obligation under this section, the Supplier should compensate such damages to the Buyer. For avoidance of doubt, Buyer is entitled to claim for its damages due to Supplier’s changes occasionally or other changes for inform as mentioned above in this section 25.

26.	Product Recall

If any Product are determined by Supplier, Buyer or any governmental agency or court to contain a defect or a quality or performance deficiency, or not be in compliance with any standard or requirement so as to make it advisable that such Product be reworked or recalled, Supplier or Buyer will promptly communicate relevant facts to each other and shall undertake to develop and implement a mutually agreeable corrective action, provided that Buyer shall cooperate with and assist Supplier in any necessary filings and corrective action, and provided that nothing contained in this section shall preclude Buyer from taking such action as may be required of it under any such law or regulation. Where applicable, Supplier shall pay all reasonable expenses associated with determining whether a recall or rework is necessary. Supplier shall perform all necessary repairs

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or modifications at its sole expense, except to any extent Supplier and Buyer agree to the performance of such repairs by Buyer upon mutually acceptable terms. The parties recognize that it is possible that other Supplier-manufactured products might contain the same defect or noncompliance condition as do Products manufactured for Buyer. Each party shall consult the other party before making any statements to the public or a governmental agency relating to potential safety hazards affecting Products, except where such consultation would prevent timely notification required by law.

27.	Non-Infringement of Intellectual Property Rights

Supplier warrants that Products do not infringe any patent, copyright or other intellectual property tight of any third party. Supplier shall hold Buyer harmless against and handle, defend or settle any claim, demand, suit or proceeding brought against Buyer or Buyer’s customers that is based on an allegation that any article, apparatus, material, component or part thereof constituting Products, as well as any article, device or process resulting from the intended use thereof or any process or method furnished by Supplier for making or using Products, constitutes an infringement of any patent, copyright or other intellectual property right, and Supplier shall pay all damages and costs awarded therein or all costs incurred and payment due in settlement thereof, including but not limited to any royalties due for the continuing purchase of, or use of Products from Supplier. Notwithstanding the above, if any article, apparatus, material, component or part thereof, or any device or process necessarily resulting from the use thereof or process or method for using Products, is held in such suit or proceeding to constitute infringement or misappropriation and the manufacture, sale or use of the article, apparatus, material, component, part, device, process or method is enjoined, Supplier shall, at its own expense and at Buyer’s option: (i) obtain for Buyer the rights to continue using or selling the article, apparatus, material, component, part, device, process or method; (ii) if the form, fit, function or performance thereof will not be materially adversely affected, replace it with a non-infringing article, apparatus, material, component, part, device, process or method ; (iii) if the form, fit, function or performance thereof will not be materially adversely affected, modify it so it becomes non-infringing; or (iv) remove the article, apparatus or material or component and refund the purchase price and the transportation and installation costs thereof. The foregoing shall be in addition to and shall not be construed as restricting or limiting, any of the foregoing remedies of Buyer. All authors have waived all their rights to the Products and Services’ integrity and to be associated with them as authors.

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28.	Intellectual Property Rights

As between the parties, Supplier shall own and retain all tights, title and interests (including without limitation, all patent rights, copyright rights, trade secret rights and other intellectual property and proprietary rights) embodied in the Products, Specification and other Supplier Confidential Information except to the extent expressly licensed to Buyer in accordance with Contract or any other written agreement between both Parties. Buyer agrees not to take any action inconsistent with such ownership subject to all terms and conditions of this Contract.

29.	Non-Assignment

Supplier shall not assign this Contract, or any interest, right or obligation created hereby or any payment due or to become due hereunder without Buyer’s written consent (not be unreasonably delayed or withheld), except no consent will be required for any assignment due to sale of assets or equity, merger, consolidation or otherwise and (a) Supplier notifies Buyer in writing promptly after such assignment and (b) once assigned the successor/acquiring company agrees to honor this agreement and all obligations. Buyer may require that the successor/acquiring company needs to re-qualify as an approved vendor with Buyer, qualification not to be unreasonably delayed conditioned or withheld (and if the successor/acquiring company is not so approved, then Buyer may terminate under Section 34(d)(iii)).

Any attempt to make any other assignment by Supplier without Buyer’s written consent shall be null and void. If Supplier or Buyer ceases to conduct its operations in the normal course of business (including inability to meet its obligations as they come due), or if any proceeding under the bankruptcy or insolvency laws is brought by or against Supplier or Buyer, or a receiver for Supplier or Buyer is appointed or applied for or an assignment for the benefit of creditors is made by Supplier or Buyer, then upon at least thirty (30) days prior written notice, the other party may terminate this Contract where allowed by law.

30.	Confidentiality

Any information furnished to Supplier by Buyer orally or in writing and whether marked or not with a restrictive label, shall be held in strict confidence by Supplier and not disclosed by Supplier, and be protected in the same fashion as Supplier would protect its own proprietary information, and be used only to the extent necessary to perform the PO. The confidentiality terms

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in details are stipulated in the Non-Disclosure Agreement (“NDA”) which is signed by both parties and attached as Appendix 2. The existence, terms and related discussion of this Contract should be deemed as Confidential Information. The Buyer may disclose Confidential Information to its employees, contractors, consultants, vendors and contract manufacturers, and also to the Supplier’s local agent and/or authorized service provider as listed in Appendix 3, for the sole purpose of performing this Contract. Notwithstanding anything to the contrary herein (including Appendix 2), either Party may provide a copy of this Contract or otherwise disclose its terms in connection with any financing transaction or due diligence inquiry, or if ordered by a government or court having jurisdiction over it.

31.	Force Majeure

Where the performance hereof is delayed, hindered by or is absolutely impossible under the terms and conditions herein on account of Force Majeure”), including earthquakes, typhoon, flood, fires, war and other unexpected, irresistible or unavoidable forces in respect of their consequence or results, the party in contingency shall inform the other party of such contingency by fax or telegram immediately and within [**] days present the other party valid documents signed by the notarial agency of the locale, or a certificate of the accident issued by the government authorities or chamber of commerce at the place of such accident as evidence thereof, stating the details of the incident and proving it is impossible to perform whole or part of this Contract or that extension of time of performance hereof is necessary. In case that this Contract is not able to be performed because of Force Majeure, the liabilities shall be exempted in part or wholly in light of the effects of Force Majeure. If the said Force Majeure lasts for [**] consecutive days, either of the parties to the Contract shall have the right to terminate the Contract upon written notice to the other party, without incurring any inability under the said Contract.

32.	Disputes Resolution

(a) Any dispute arising from, or in connection with the Contract shall be first settled through friendly negotiation by both Parties. In case no settlement to disputes can be reached through amicable negotiation by both Parties within a [**] day period beginning from the date when the request for settlement of dispute is sent to the other Party, it shall be submitted to [**] for arbitration by three arbitrators under its rules in force at the time of application for arbitration. The place of arbitration shall be in [**].

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All proceedings shall be conducted, and the evidence shall be translated into English where applicable. The arbitral award is final and binding upon both Parties. The arbitration fees shall be borne by the losing Party except otherwise awarded by the arbitration commission.

(b) To the fullest extent permitted by law, this arbitration proceeding and the arbitrator’s award shall be maintained in confidence by the Parties so as to protect the relevant valuable information or intellectual property rights.

(c) Notwithstanding any reference to arbitration, both Parties shall continue to perform their respective obligations under the Contract except for those matters under arbitration.

33.	Applicable Laws

The Contract, including without limitation its conclusion, validity, construction, performance and settlement of the disputes, shall be governed by the law of [**], without giving effect to the principles of conflict of law. [**].

34.	Effective Period, Modification and Termination

(a) This “General Conditions of Purchase” is effective for an initial period of one (1) years commencing on the Effective Date (the “Initial Term”). After the expiration of the Initial Term, this “General Conditions of Purchase” will continue to renew for successive one (1) year terms until either party terminates it upon at least ten (10) days prior written notice.

(b) Any modification of the terms and conditions of this “General Conditions of Purchase” shall be proposed by either party before the expiration due date by given [**] days written notice to the other. After agreed upon, the modification shall be made and take effect thereafter.

(c) This Contract may be terminated at any time prior to the expiration date by a mutual written Contract of the Parties.

(d) At any time prior to the expiration date, the Buyer may terminate this Contract through notice to the Supplier in writing if:

(i)	The Supplier breaches this Contract, and such breach is not cured within [**] days after written notice from the Buyer of such breach; or

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(ii)	The Supplier becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due; or a third party legally confiscates or takes over the Supplier s title or assets, or a receiver is designated to take control of the Supplier’s assets; or

(iii)	The Supplier assigns without Buyer’s consent in connection with a process of merger, consolidation, reorganization or transferring substantial assets and business to any individual or entity and, after such transactions, the assignee or successor is not approved by ZTE as re-qualifying vendor (such re-qualification not to be unreasonably delayed conditioned or withheld) or

(iv)	The conditions or consequences of Force Majeure which have a material adverse effect on the Supplier’s ability to perform continue for a period in excess of [**] days and the Parties have not agreed on an equitable solution; or

(v)	Supplier is in breach of Section 37 Terms of Exclusiveness.

(e) At any time prior to the expiration date, the Supplier may terminate this Contract through notice to the Buyer in writing if:

(i)	The Buyer breaches any material provision of this Contract, and such breach is not cured within [**] days after written notice from the Supplier of such breach; or

(ii)	The Buyer becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due; or a third party legally confiscates or takes over the Buyer’s title or assets without Buyer’s consent, or a receiver is designated to take control of the Buyer’s assets; or

(iii)	The conditions or consequences of Force Majeure which have a material adverse effect on the Buyer’s ability to perform continue for a period in excess of [**] days and the Parties have not agreed on an equitable solution.

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(f) Notwithstanding the above, Section 20 (Trademarks), 21 (Warranties), 24 (Default and Indemnifications), 26 (Product Recall), 27 (Non-Infringement of Intellectual Property Rights), 30 (Confidentiality), 32 (Disputes Resolution), 33 (Applicable Laws), 34 (Effective Period, Modification and Termination), 36 (Limitation of Liability), and any other provision of this Contract and/or the obligation to its nature which shall survive, shall survive after termination of this Contract.

35.	Entire Agreement

(a) This “General Conditions of Purchase” will take effect after having signed by authorized representatives of each party. This “General Conditions of Purchase” is in two (2) copies, each party hold one and each of the copy shall be deemed an original and has the same effectiveness.

(b) This General Conditions of Purchase, Nondisclosure Agreement entered into by the parties, and anything referred and incorporated herein, including all terms and conditions on the Framework Contract/Purchase Contract and PO and NDA, set forth the entire agreement between the parties as to the subject matter herein and supersedes any prior or contemporaneous agreements between the parties, understandings, promises and representations made by one party to the other concerning the subject matter, written or oral. The headings of the sections of this General Conditions of Purchase are just for convenience and are not to be used in interpreting. The order of precedence for resolution of conflicts is: 1) PO; 2) Framework Contract or Purchase Contract; 3) General Conditions of Purchase. Any amendment shall be agreed by both parties in writing. This Contract is in English only, which language shall be controlling in all respects. No version of this Contract in another language shall be binding or of any effect.

36.	Limitation of Liability

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, SUPPLIER SHALL NOT BE LIABLE CONCERNING THE SUBJECT MATTER OF THIS CONTRACT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), FOR AGGREGATE DAMAGES, IN EXCESS OF EITHER 1) THE VALUE OF THE PURCHASE ORDERS PLACED BY BUYER IN THE TWELVE(12) CONSECUTIVE MONTHS TILL A CLAIM IS MADE AGAINST BUYER OR; 2) FIVE (5) MILLION US

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DOLLARS, WHICHEVER IS HIGHER FOR CALENDAR YEARS 2010, 2011 AND 2012, AND 1) THE VALUE OF THE PURCHASE ORDERS PLACED BY BUYER IN THE TWELVE(12) CONSECUTIVE MONTHS TILL A CLAIM IS MADE AGAINST BUYER OR; 2) FIFTEEN (15) MILLION US DOLLARS, WHICHEVER IS HIGHER FOR CALENDAR YEARS AFTER 2012 EVEN IF SUPPLIERS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL NOT APPLY WITH RESPECT TO: (I) A BREACH OF THIS CONTRACT BY GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT; (II) LIABILITY ARISING FROM ARTICLE 27, RELATING TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHT; (III) A BREACH OF ARTICLE 30, RELATING TO CONFIDENTIALITY; (IV) A BREACH OF ARTICLE 37 RELATING TO TERMS OF EXCLUSIVENESS; AND (V) DEATH OR PERSONAL INJURY. THESE LIMITATIONS ARE INDEPENDENT FROM ALL OTHER PROVISIONS OF THIS CONTRACT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN.

37.	Terms of [**]

By way of this Contract [**]. Supplier [**] ZTE. [**].

Supplier acknowledges and agrees that its complete and full fulfillment of the provisions set forth in the paragraph above constitutes the precondition and foundation for Buyer’s will to enter into this Contract. Breaches of this section will cause immeasurable damage to Buyer. In case of any violation of the provisions set forth in the paragraph above by Supplier, Buyer shall have the right to take any and all remedies it deems necessary to recover its loss, which will be without prejudice to any of its rights under this Contract to claim any cost, loss, damages hereunder.

Notwithstanding anything to the contrary herein, the provisions of this Section 37 shall terminate and be of no further effect upon the earlier of (a) January 1, 2014 and (b) any expiration or termination of this Contract.

38.	Appendixes

Appendixes to this General Conditions of Purchase include:

Appendix 1: Lead Time, Reschedule and Cancel windows Table

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Appendix 2: Non-Disclosure Agreement

Appendix 3: List of Authorized Agent and/or Service Provider

Appendix 4: Product Specification

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IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Contract as of the Effective Date first set forth above

Buyer	Supplier

ZTE Kangxun Telecom Co., Ltd.	Acacia Communications, Inc.

By:	By:

/s/	/s/ Raj Shanmugaraj

(Signature)	(Signature)

Name:	Name:	Raj Shanmugaraj
(Typed Name)
(Typed Name)

Title:	Title:	President/CEO

Date:	Date:	10/26/10
2010.12.3

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Appendix 1: Lead Time, Reschedule and Cancel windows Table

APPENDIX 1:

LEAD TIME, RESCHEDULE AND CANCEL WINDOWS TABLE

Product Category
	Type		Products 2011
Lead Time	Standard		[**]

Reschedule Window	Standard		Multiple reschedules allowed for any Purchase Order, Buyer may extend (by up to [**] days) the delivery date(s) under an accepted PO, by giving written notice to Supplier at least [**] days prior to the initial delivery date for that PO.

Cancel Window	Standard		None

The first [**] units purchased and delivered to ZTE are guaranteed under the Development Agreement negotiated with ZTE Corporation (the “Development Agreement”). The first [**] units are to be delivered over the period from 2011 to [**]. These purchase orders will be non cancelable. The reschedule terms will be reschedule window [**] days prior to original delivery date reschedule-able up to [**] days after original delivery date. This delivery can be rescheduled multiple times but deliveries will not extend beyond [**] days after the original schedule delivery date. Reschedule terms after the first [**] units will be [**] notice for cancelation and [**] notice for reschedule. Lead time is quoted as follows:

[**]

Note: [**].

Except as expressly provided above, Buyer may not cancel, reschedule or otherwise modify any order after acceptance, without Supplier’s prior written consent.

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Appendix 2: Non-Disclosure Agreement

APPENDIX 2: NON-DISCLOSURE AGREEMENT

This Agreement is made and entered into this day of October 2010 (“Effective Date”), by and between

ZTE Kangxun Telecom Co. Ltd, a Chinese corporation, having its principal place of business at Plant No. 1. Da Mei Sha, Yan Tian District, , Shenzhen, P.R. China (hereinafter “Kangxun”),

And

Acacia Communications, Inc., a Delaware corporation, having its principal place of business at Three Clock Tower Place, Suite 210, Maynard, MA 01754, USA (hereinafter “Acacia”),

WITNESSETH

WHEREAS, Kangxun and Acaica, both have as their purpose an interest in exploring a possible business relationship, and in order for the parties to explore this relationship, it may be necessary for the parties to disclose certain of their proprietary and other information to each other, which information each of the parties regards as confidential.

NOW, THEREFORE, the parties hereto agree as follows:

1. (a) All of the confidential information (hereinafter “Confidential Information”), including, without limitation , all information relating to business plans, financial or technical matters, trade secrets, designs, know-how, inventions, test results, operations and any other information received or acquired by one party (or its affiliates or their representatives, the “Receiving Party”) from or on behalf of the other (“Disclosing Party”) in the course of exploring the possible business relationships shall be in written or other tangible form and marked “CONFIDENTIAL” in conspicuous position. Information from ZTE Corporation which complied with above mentioned requirements shall be deemed as Confidential Information from Kangxun, and information disclosed by or for Acacia to ZTE Corporation shall be treated by Kangxun as Acacia’s Confidential Information for the purposes of this Agreement. If the Confidential Information is initially disclosed orally, the Disclosing Party shall use reasonable efforts to cause that it shall be reduced to written or other tangible form by the Disclosing Party (including the date of the oral disclosure and name of the Disclosing Party) and presented or mailed to the Receiving Party within [**] days from the first oral disclosure.

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Appendix 2: Non-Disclosure Agreement

(b) The Confidential Information shall remain the property of the Disclosing Party.

(c) All information disclosed which is not marked “CONFIDENTIAL”, or is not reduced to written form and marked “CONFIDENTIAL” if initially disclosed in intangible form (orally, visually, by demonstration or inspection) shall be considered to be non-confidential, and shall not be subject to the obligations imposed by this Agreement. All Confidential Information disclosed under this Agreement shall be limited to the subject matter mentioned in the Recital. The existence and terms and conditions of this Agreement shall be treated as Confidential Information.

2. The Receiving Party shall:

(a) Hold the Confidential Information in confidence and not disclose it to third parties, except in the limited cases referred to in paragraph “6”; and

(b) Use reasonable efforts to safeguard the Confidential Information from unauthorized access, use and disclosure; and

(b) Not use the Confidential Information for any purpose other than exploring or examining the possibility of a business relationship between the parties.

3. Either party hereto shall have the right, at any time, to terminate in writing the discussions and exchange of information in connection with the exploration of the possibilities of a business relationship between the parties without any further obligations or liabilities to the other party, other than the obligations of confidentiality hereunder, or any right or obligation relating to the Confidential Information hereunder.

4. (a) The obligations of the above paragraph “2” shall not apply to any information which:

(i) Is generally available to the public through no breach of this Agreement by the Receiving Party (or any of its affiliates or their representatives); or

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Appendix 2: Non-Disclosure Agreement

(ii) Was already rightfully in the possession of the Receiving Party on a non-confidential basis, prior to receipt from the Disclosing Party; or

(iii) Is received independently and on a non-confidential basis from a third party who is free to disclose such information to the Receiving Party without conflict with any of its legal or contractual obligation; or

(iv) Is subsequently developed independently by the Receiving Party without breaching of its obligation hereunder; or

(v) Has been or is made public by the Disclosing Party, such as commercial use or sale or publications or patents, or otherwise; or

(vi) Is approved for release by prior written consent of the Disclosing Party.

(b) Disclosure of Confidential Information shall not be precluded if such disclosure is pursuant to the requirement or request of a governmental agency or operation of law. Provided, however, the Receiving Party shall promptly give a written notice to the Disclosing Party prior to such disclosure so that the Disclosing Party may seek an appropriate protective order.

5. All Confidential Information delivered to and/or in the possession of the Receiving Party shall be returned or delivered to the Disclosing Party or destroyed by the Receiving Party, if the Disclosing Party so requests in writing, including without limitation to, all documents and computer files containing summaries, analyses or conclusions derived from such Confidential Information, with all copies made thereof, in forms whatsoever, except for one copy of each which the Receiving Party may retain for the only purpose of identification of the scope of Confidential Information and avoid misunderstanding of Confidential Information in the future.

6. The Receiving Party agrees that the Confidential Information shall be disclosed to only those people within its respective organizations or its subsidiaries, agents, consultants, representatives or advisors who have a need to know the information and who are obligated under terms no less restrictive than those imposed in this Agreement on the Receiving Party.

7. Each party shall have the right to refuse to accept any information under this Agreement, and nothing herein shall obligate either party to disclose to the other party any

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Appendix 2: Non-Disclosure Agreement

particular information. Further, each party acknowledges that no contract or agreement providing for a business relationship, of any nature, shall be deemed to exist unless and until a final definitive agreement has been executed and delivered.

8. If any official approval is required by a government authority to disclose the Confidential Information hereunder, such disclosure is subject to that approval. Both parties shall comply in all respects with applicable laws, regulations and court orders, including but not limited to laws and regulations on export control, in both parties’ countries and other applicable countries.

9. Disclosure of any information under this Agreement, or otherwise, shall not be construed as granting, directly or by implication, any license under or interest of any kind in any patent, patent application, copyright or other intellectual property rights.

10. The parties hereto shall not be obligated to compensate each other for the disclosure and/or use pursuant to the terms of this Agreement of any information exchanged in connection with this Agreement or the discussions between the parties.

11. This Agreement supersedes all prior agreements, understandings, representations and statements, whether oral or written, between the parties relating to the disclosure of the Confidential Information. The terms of this Agreement may not be changed except by subsequent written agreement duly signed by an officer with appropriate authority of each of the parties.

12. Subject to Paragraph “4” hereof the obligation of the Receiving Party provided in Paragraph “2” hereof and elsewhere in this Agreement shall continue for [**] years from the date of each receipt of the Confidential Information, even after termination of this Agreement according to paragraph “3” hereof.

13. This Agreement shall be governed, construed and interpreted in accordance with the laws of [**], without giving effect to the principles of conflict of law.

Any disagreement or dispute which may arise in connection with this Agreement, and which the Parties are unable to settle by mutual agreement, shall be finally settled by Arbitration and submitted to [**] in accordance with its Rules. The place of arbitration shall be in [**]. There shall be three arbitrators. All proceedings shall be conducted, and the evidence submitted in English where applicable. The award of arbitration shall be final and binding upon both parties. The arbitration fees shall be

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Appendix 2: Non-Disclosure Agreement

borne by the losing party except otherwise awarded by the arbitration commission. Notwithstanding the above, the parties acknowledge that a violation of the Receiving party obligations with respect to Confidential Information could cause irreparable harm to the Disclosing party for which a monetary remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Disclosing Party shall be entitled to an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the provisions hereof.

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Appendix 2: Non-Disclosure Agreement

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Agreement as of the Effective Date first set forth above.

Buyer	Supplier

ZTE Kangxun Telecom Co., Ltd.	Acacia Communications, Inc.

By:	By:

/s/	/s/ Raj Shanmugaraj

(Signature)	(Signature)

Name:	Name:
Raj Shanmugaraj
(Typed Name)	(Typed Name)

Title:	Title:
President/CEO

Date:	Date:	10/26/10
2010.12.3

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APPENDIX 3: List of Authorized Agent and/or Service Provider

The Supplier herein authorizes that the Buyer may disclose the Confidential Information to the following agents and/or service providers for the sole purpose of performing this Contract or using products/service provided under this Contract:

No	Name	Registered Address

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